EXHIBIT 99.1

Contact: Brian K. Miller
Vice President — Finance
Tyler Technologies, Inc.
(972) 713-3720
bmiller@tylerworks.com

TYLER TECHNOLOGIES ANNOUNCES FOURTH
QUARTER 2004 EARNINGS

Software-Related Revenues Grew 25% Over Fourth Quarter 2003

Dallas, March 9, 2005 — Tyler Technologies, Inc. (NYSE: TYL) today reported that total revenues for the quarter ended December 31, 2004 increased 14 percent to $44.7 million from $39.1 million in the same period last year. Software-related revenues (licenses, services and maintenance) grew in the aggregate 25 percent for the quarter, while appraisal services revenues declined 29 percent.

Tyler’s results include the operations of Eden Systems since its acquisition by Tyler in December 2003. Pro forma revenues, as if the acquisition of Eden had occurred as of the beginning of 2003, increased 7 percent from $41.8 million in the three months ended December 31, 2003.

Operating income for the quarter ended December 31, 2004 was $5.3 million, compared with operating income of $5.6 million in the same quarter of 2003. The 4 percent decline in operating income was primarily because of higher software amortization expense and increased selling, general and administrative (SG&A) expenses associated with corporate governance regulations.

Income from continuing operations for the three months ended December 31, 2004 was $3.0 million, or $0.07 per diluted share. Income from continuing operations for the quarter ended December 31, 2003 was $3.5 million, or $0.08 per share.

Fourth quarter EBITDA, or income from continuing operations before interest, income taxes, depreciation and amortization, increased 2 percent to $8.0 million in 2004 from $7.9 million in the same quarter of 2003.

Revenues for the year ended December 31, 2004 increased 18 percent to $172.3 million from $145.5 million in 2003. Revenues for the year 2004 increased 10 percent from proforma revenues of $157.2 million for the year 2003.

Operating income for the year ended December 31, 2004 was $17.1 million, an increase of 10 percent compared to $15.5 million in 2003.

Income from continuing operations for the year ended December 31, 2004 was $10.1 million, or $0.23 per diluted share. Excluding an after-tax realized gain in connection with the cash sale of Tyler’s entire investment in H.T.E., Inc. (HTE) in 2003, income from continuing operations for the year ended December 31, 2003 would have been $9.8 million, or $0.22 per share. Including the after-tax realized gain of $16.2 million, or $0.36 per share, from the HTE investment, income from continuing operations for the year ended December 31, 2003 totaled $26.0 million, or $0.58 per diluted share.

-more-

Tyler Technologies Announces Fourth Quarter 2004 Earnings
March 9, 2005

EBITDA for the year ended December 31, 2004 was $28.4 million. Excluding the realized gain on the HTE investment in 2003, EBITDA for the year 2003 would have been $24.9 million. EBITDA for the year ended December 31, 2003, including the HTE gain of $23.2 million, totaled $48.1 million.

Free cash flow for the fourth quarter of 2004 was $1.8 million (cash provided by operating activities of $3.6 million minus capital expenditures of $1.8 million). For the year 2004, free cash flow was $15.3 million (cash provided by operating activities of $22.1 million minus capital expenditures of $6.8 million). Tyler has no debt and had $33.9 million in cash, short-term investments, and certificates of deposit at December 31, 2004.

“Our fourth quarter 2004 results were in line with our revised expectations, and improved sequentially from the third quarter,” commented John S. Marr, Jr., Tyler’s President and Chief Executive Officer. “Software license revenues in the quarter were particularly strong as our financial software products continued to perform very well. Revenues related to our newer products in both courts and justice and property appraisal and tax have lagged as sales of those products have developed more slowly than we expected. In addition, a number of the contracts that we have signed for those newer products are being accounted for using the percentage of completion method of revenue recognition, which results in the license revenues being spread over the implementation period.

“Our software-related backlog (excluding appraisal services) increased 15 percent over last year to $108 million at December 31, 2004. Recurring revenues also continue to grow, with maintenance revenues for the quarter up more than 16 percent compared to last year, of which 10 percent was organic growth.

“Appraisal services revenues for the fourth quarter of 2004 declined 29 percent compared to 2003, and fell 9 percent for the full year 2004,” continued Mr. Marr. “Several large appraisal contracts have concluded and we have not seen similar-sized projects in the pipeline. Based on our current visibility, we expect that appraisal services revenues will likely decline another 25 percent to 30 percent in 2005 and will represent only 10 percent to 12 percent of our total revenue mix for 2005. As a result, we have undertaken an extensive review of our appraisal services operations and are making the necessary changes to ensure that this business unit has an appropriate cost structure for the expected level of revenues.”

Mr. Marr added, “Despite increased amortization expense related to our new products, the growth in software license revenues and the reduction in appraisal services revenues resulted in an overall gross margin for the fourth quarter of 2004 of 40.4 percent, virtually even with our gross margin of 40.5 percent in the same quarter last year.

“SG&A expense increased to 27.3 percent of revenues in the fourth quarter from 24.4 percent in the same quarter last year, primarily because of expenses related to compliance with the requirements of the Sarbanes-Oxley Act and other corporate governance requirements.”

-more-

Tyler Technologies Announces Fourth Quarter 2004 Earnings
March 9, 2005

Mr. Marr continued, “Free cash flow for the year exceeded net income, and we have continued to repurchase our common stock under our increased buyback authorization. During the fourth quarter of 2004 we repurchased 608,000 shares of our common stock at an average cost of $8.16 per share, bringing our total repurchases for the year 2004 to 1.5 million shares. In addition, to date in 2005 we have repurchased 978,000 shares of our stock, and we now have approximately 1.5 million shares remaining available for purchase under our current authorization.

“Our current outlook for the year 2005 is consistent with that communicated earlier this year. We currently expect total revenues for the year 2005 will be in a range of $183 million to $185 million, representing overall growth in the range of 6 percent to 8 percent. Software-related revenues are expected to grow approximately 13 percent to 15 percent over 2004, while appraisal services revenues are expected to decline approximately 25 percent to 30 percent for the year. We expect net earnings for 2005 to be in the range of $12.5 million to $13.5 million and fully diluted earnings per share of $0.28 to $0.31. As the result of new accounting pronouncements, our results in the second half of 2005 are estimated to include net expense of approximately $500,000, or $0.01 per share, related to stock options and our employee stock purchase plan. Tyler’s estimated income tax rate for 2005 is approximately 41 percent. In addition, we expect that total capital expenditures in 2005 will be approximately $6 million, including approximately $4 million of capitalized software development.

“We expect that as revenues from our newer products continue to ramp up, and with a continued favorable outlook for our financial products, we will again this year experience above-market growth in software-related revenues,” added Mr. Marr. “We anticipate that the continuation of our successes with geographic expansion and larger contract wins, as well as progress with our new products, will drive higher internal growth in our core software business than we experienced in 2004. The operating leverage from our expected growth in software revenues and the positive change in our revenue mix in 2005 is expected to result in improved blended gross margins compared to 2004.

“Although we are disappointed that our financial performance in 2004 did not meet our expectations, we remain very focused on achieving our long-term goals in the local government software and services market. Despite a number of factors that put pressure on earnings in 2004, Tyler’s operating income and free cash flow grew in 2004, and our balance sheet is stronger than ever. As we continue to execute our growth strategy and make the investments necessary to build critical mass in our business, our quarterly results may fluctuate from time to time, but we believe Tyler is on track with a constantly improving competitive position.” concluded Mr. Marr.

Tyler Technologies will hold a conference call on Thursday, March 10, 2005 at 12:00 p.m. Eastern Time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: (800) 932-6407 for U.S. dialers and
(706) 679-3884 for international dialers. Please refer to confirmation code 4587712. A replay of the call will be available two hours after the completion of the call through March 17, 2005. To access the replay, please dial (800) 642-1687 for U.S. dialers and (706) 645-9291 for international dialers. A live Webcast of the call can be accessed on the Company’s Web site at www.tylerworks.com. A replay will also be available on Tyler’s Web site following the conference call.

-more-

Tyler Technologies Announces Fourth Quarter 2004 Earnings
March 9, 2005

Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes more than 6,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Tyler was named one of the “200 Best Small Companies” in America in 2004 by Forbes Magazine. More information about Tyler Technologies can be found on the World Wide Web at www.tylerworks.com.

Tyler Technologies, Inc. has included in this press release “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company’s customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

(Comparative results follow)

####

05-05

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenues:
Software licenses	$9,048	$5,897	$30,258	$25,914
Software services	12,654	10,690	49,786	37,128
Maintenance	14,933	12,820	57,760	47,157
Appraisal services	5,989	8,464	27,394	30,011
Hardware and other	2,110	1,249	7,072	5,244

Total revenues	44,734	39,120	172,270	145,454

Cost of revenues:
Software licenses	2,255	1,506	8,819	6,610
Software services and maintenance	18,304	14,955	72,609	56,892
Appraisal services	4,473	5,966	20,132	21,275
Hardware and other	1,638	837	5,425	3,844

Total cost of revenues	26,670	23,264	106,985	88,621

Gross profit	18,064	15,856	65,285	56,833

Selling, general and administrative expenses	12,200	9,550	45,451	38,390
Amortization of acquisition intangibles	539	741	2,714	2,931

Operating income	5,325	5,565	17,120	15,512

Realized gain on sale of investment in H.T.E., Inc.	—	—	—	23,233
Other income, net	36	52	317	339

Income before income taxes	5,361	5,617	17,437	39,084
Income tax provision	2,331	2,149	7,309	13,106

Income from continuing operations	3,030	3,468	10,128	25,978

Gain on disposal of discontinued operations, net	—	424	—	424

Net income	$3,030	$3,892	$10,128	$26,402

Basic income per common share:
Continuing operations	$0.07	$0.09	$0.25	$0.61
Discontinued operations	—	0.01	—	0.01

Net income per common share	$0.07	$0.10	$0.25	$0.62

Diluted income per common share:
Continuing operations	$0.07	$0.08	$0.23	$0.58
Discontinued operations	—	0.01	—	0.01

Net income per common share	$0.07	$0.09	$0.23	$0.59

EBITDA (1)	$8,029	$7,895	$28,377	$48,104

Weighted average common shares outstanding:
Basic	40,966	40,970	41,288	42,547
Diluted	44,056	44,502	44,566	45,035

(1)	EBITDA consists of income from continuing operations before interest, income taxes, depreciation and amortization. Although EBITDA is not a calculation in accordance with accounting principles generally accepted in the United States (GAAP), we believe that EBITDA is widely used as a measure of operating performance. Nevertheless, the measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with GAAP. In addition, since all companies do not calculate EBITDA in the same manner, this measure may not be comparable to similarly titled measures reported by other companies. The following reconciles EBITDA to net income for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Net income	$3,030	$3,892	$10,128	$26,402
Gain on disposal of discontinued operations, net	—	(424)	—	(424)
Amortization of acquisition intangibles	539	741	2,714	2,931
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	2,260	1,626	8,672	6,465
Interest (income) expense included in other income, net	(131)	(89)	(446)	(376)
Income tax provision	2,331	2,149	7,309	13,106

EBITDA (Year ended December 31, 2003 includes $23,233 gross realized gain on sale of investment in H.T.E., Inc.)	$8,029	$7,895	$28,377	$48,104

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,	December 31,
	2004	2003
ASSETS

Current assets:
Cash and cash equivalents	$12,573	$10,268
Short-term investments available-for-sale	13,832	11,669
Accounts receivable, net	45,801	42,517
Other current assets	5,042	3,853
Deferred income taxes	1,611	1,536

Total current assets	78,859	69,843

Property and equipment, net	6,624	6,927

Other assets:
Certificate of deposit	7,500	7,500
Goodwill and other intangibles, net	97,318	101,812
Other	186	314

Total assets	$190,487	$186,396

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$59,114	$55,292
Deferred income taxes	12,973	13,182
Minority interest	—	15
Shareholders’ equity	118,400	117,907

Total liabilities and shareholders’ equity	$190,487	$186,396